Exhibit 12
Questar Gas Company
Ratio of Earnings to Fixed Charges
(Unaudited)

                                                12 Months Ended
                                                  September 30,
                                              2001         2000
                                             -------      -------
                                             (Dollars in Thousands)
Earnings
Income before income taxes                   $43,077      $25,656
Plus debt expense                             23,341       21,106
Plus allowance for borrowed
   funds used during construction                807          221
Plus interest portion of rental expense          772          666
                                             -------      -------
                                             $67,997      $47,649
                                             =======      =======
Fixed Charges
Debt expense                                 $23,341      $21,106
Plus allowance for borrowed
   funds used during construction                807          221
Plus interest portion of rental expense          772          666
                                             -------      -------
                                             $24,920      $21,993
                                             =======      =======
Ratio of Earnings to Fixed Charges (1)          2.73         2.17

(1) For the purposes of this presentation, earnings represent income before income taxes and fixed charges. Fixed charges consist of total interest charges, amortization of debt issuance costs and losses from reacquiring debt, and the interest portion of rental costs, estimated at 50% for the purpose of this calculation.